UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2007

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

(Address of principal executive office) (Zip Code)

Registrant's telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors and Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2007, Universal Health Services, Inc. (“UHS”) and Alan B. Miller, the Chief Executive Officer, President and Chairman of UHS, entered into an employment agreement, which supersedes Mr. Miller’s previous employment agreement that is scheduled to expire on December 31, 2007. Pursuant to the employment agreement, the term of Mr. Miller’s employment commences on January 1, 2008 and ends of December 31, 2012 and is subject to automatic annual renewal until December 31, 2017 unless either party elects to terminate. In addition, the employment agreement provides for a three-year period of service as executive chairman of the UHS Board of Directors commencing upon the later of January 1, 2012 or the expiration of the term of Mr. Miller’s active employment as Chief Executive Officer and President.

During the term of Mr. Miller’s active employment as the Chief Executive Officer and President of UHS, he will earn a salary of $1,350,000 for fiscal year 2008, which will be increased in each year thereafter by an amount at least equal to the percentage increase in the consumer price index over the previous year. Mr. Miller is also entitled to an annual bonus opportunity target equal to 100% of his salary for the year. The amount of the annual bonus for any year may be more or less than the target amount and will be determined by the Compensation Committee of the Board of Directors, consistent with past practice and based upon such performance measures as are established and communicated to Mr. Miller within ninety days of the beginning of the year. Mr. Miller is also eligible to receive awards under the UHS long term incentive plan(s) (“LTIP”) then in effect from time to time. For each of 2008, 2009 and 2010, the annual LTIP award will have a minimum value of $1,500,000 and at least $1,500,000 of such annual LTIP award will be in the form of restricted stock. If Mr. Miller’s term as the Chief Executive Officer and President is not renewed, all LTIP awards granted during the term will vest immediately.

Mr. Miller is also entitled to receive perquisites including, but not limited to split dollar life insurance payments (as permitted by applicable law), certain automobile costs and such other fringe benefits and compensation as the Board of Directors may determine in its discretion. In addition, Mr. Miller may use a private plane for personal purposes for up to 60 hours per year, subject to reimbursement by Mr. Miller at market rates.

During the term of the executive board service, Mr. Miller will be entitled to the same compensation, benefits and perquisites during the term of executive board service as he would be entitled to receive if the term of his active employment had continued, except (i) his annual salary will not be subject to an annual cost of living adjustment, and (ii) he will not be entitled to an annual bonus. If Mr. Miller’s term of executive board service is not renewed, all LTIP awards granted during the term will vest immediately.

If, at any time during the term of the employment agreement at the option of UHS, Mr. Miller does not serve as executive chairman and instead serves as the non-executive chairman of the Board of Directors, Mr. Miller will receive, in addition to a lump sum payment equal to the salary he would have received had he remained executive chairman for the remainder of the term of his executive board service, an annual cash retainer of at least $250,000, as well as such equity and other incentive award opportunities and other non-cash compensation as are provided to other non-management directors. In addition, during the period of his service as non-executive chairman of the Board, Mr. Miller will receive certain perquisites.

Mr. Miller may be discharged only for cause or disability. If Mr. Miller’s employment is terminated for cause, as defined in the employment agreement, he will be entitled to any benefits payable to or earned by Mr. Miller with respect to any period of his employment or other service prior to the date of such discharge.

If Mr. Miller’s active employment is terminated due to his disability, Mr. Miller shall be paid a pro rata portion of the annual bonus which would otherwise have been payable for such fiscal year and a sum equal to one-half of Mr. Miller’s base salary as of the date of notice of such termination is provided, payable in twelve equal monthly installments. If Mr. Miller’s employment terminated due to his death, Mr. Miller’s beneficiary shall receive a pro rata portion of the annual bonus which would otherwise have been payable to Mr. Miller for the fiscal year in which he died, together with any items of reimbursement or salary owed to Mr. Miller as of the date of his death. Upon Mr. Miller’s death or disability, the vesting of his LTIP awards will accelerate.

If Mr. Miller terminates his employment or other service under the employment agreement because of a material change in the duties of his office or any other breach by UHS of its obligations, or in the event of the termination of Mr. Miller’s employment by UHS without cause or otherwise in breach of the employment agreement, Mr. Miller will continue to receive all of the cash compensation, benefits and minimum long term incentive compensation set forth in the employment agreement and the vesting of his LTIP awards will accelerate.

The employment agreement also contains customary non-disparagement, non-solicitation and non-competition provisions.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement between Universal Health Services, Inc. and Alan B. Miller, dated as of December 27, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Alan B. Miller
Name:	Alan B. Miller
Title:	Chairman of the Board, President and
Chief Executive Officer

By:	/s/ Steve Filton
Name:	Steve Filton
Title:	Senior Vice President and
Chief Financial Officer

Date: December 27, 2007

Exhibit Index

Exhibit No.	Exhibit
10.1	Employment Agreement between Universal Health Services, Inc. and Alan B. Miller, dated as of December 27, 2007.